Exhibit 5

April 27, 2010

West Coast Bancorp

5335 Meadows Road, Suite 201

Lake Oswego, Oregon  97035

            Subject:  Registration Statement on Form S-8

Ladies and Gentlemen:

           Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) to be filed by West Coast Bancorp, an Oregon corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 additional shares of the Company’s Common Stock (the “Shares”) to be issued under the West Coast Bancorp 2002 Stock Incentive Plan (the "2002 Plan").

           We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials or company officers, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

           Based on the foregoing, it is our opinion that when the Shares are issued and sold by the Company as provided in the 2002 Plan while the Registration Statement is effective, and when the Company receives payment for the Shares to the extent and in the manner required by the 2002 Plan, the Shares will be validly issued, fully paid and nonassessable.

           We consent to the use of this opinion in the Registration Statement and in any amendments.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ MILLER NASH llp